EXHIBIT 99.2

ZYTO CORP

POLICY ON INSIDER TRADING
AND COMPLIANCE

Effective Date: July 5, 2011

Policy on Insider Trading and Compliance

It is the policy of ZYTO Corp ( the "Company"), to comply fully, and to assist (i) the directors (the "Directors") of the Company, (ii) the officers of the Company (the "Officers") (iii) greater than 10% holders of the Company (“10% Holders”), and (iv) other employees of the Company who work closely with the foregoing persons (the "Employees" and collectively with the Directors, Officers, and 10% Holders the "Insiders") in complying fully with all federal and state securities laws applicable to transactions in the Company's securities. In this regard, the Company depends upon the conduct and diligence of the Insiders, in both their professional and personal capacities, to ensure full compliance with this policy. It is the personal obligation and responsibility of each Insider to act in a manner consistent with the following policy regarding compliance with the insider trading provisions of the federal securities laws.

It is the policy of the Company that no Insider may buy or sell any security issued by the Company, or any option or similar right to buy or sell such a security, while in possession of material nonpublic information regarding the Company or its subsidiaries. In addition, every Insider must maintain the confidentiality of material nonpublic information regarding the Company or its subsidiaries that he or she may possess, and shall not give advice or make recommendations regarding investments in the Company based on material nonpublic information. No Insider may permit persons under his or her supervision to act inconsistently with this policy.

It is further the policy of the Company that Directors, Officers, 10% Holders and Employees designated by the Chief Financial Officer “Compliance Officer”) may not trade in the Company's securities during (i) the period beginning at the close of market four weeks before the Company issues its earnings release for any given quarter (or, with respect to the fourth quarter, sixty (60) days before the Company issues its earnings release for any applicable fiscal year) and ending forty-eight (48) hours after the Company issues its earnings release for that period, and (ii) occasions where the Company imposes a temporary blackout on trading, such as when the Company is engaged in discussions regarding a significant business combination (the “Blackout Period”). Moreover, the Company may impose a temporary Blackout Period covering trading by Directors in connection with Board meetings and updates.  In addition, Insiders may not trade in Company securities after termination of the services that they provide to the Company or the Company or its subsidiaries if they are aware of material nonpublic information.

Further information regarding the insider trading and related policies of the Company is set forth in the memoranda attached hereto as Appendix A, Appendix B and Appendix C. Every Employee will be provided with a copy of the memorandum attached hereto as Appendix A. Every Director, Officer, 10% Holder and Employee designed by the Compliance Officer will be provided with a copy of the memoranda attached hereto as Appendix B and Appendix C.

Appendix A

MEMORANDUM

TO:	Employees of ZYTO Corp and its Subsidiaries
FROM:	Brian E. Halladay, Chief Financial Officer ("Compliance Officer")
RE:	Policy on Insider Trading and Compliance

In the course of conducting the business of ZYTO Corp (the "Company"), persons employed by the Company that work closely with Officers, Directors, and 10% Holders (collectively, the "Employees") frequently come into possession of "material" information about the Company and its subsidiaries, or other entities, that generally is not available to the investing public. This memorandum is intended to remind all persons associated with the Company and its subsidiaries that they must maintain the confidentiality of all such inside information and may not use it in connection with the purchase or sale of securities of the Company or any other entity to which the information relates.

Reasons for Maintaining Confidentiality

The federal securities laws strictly prohibit any person who obtains inside information and has a duty not to disclose it from using the information in connection with the purchase or sale of securities. Congress enacted this prohibition because the integrity of the securities markets would be seriously undermined if the deck were stacked against persons not privy to inside information. There is, in addition, the ethical concern that arises from taking advantage of another person through the use of inside information. Finally, there is the important fact that our ability to conduct business would be greatly harmed if we did not maintain the confidentiality of any nonpublic information.

What is Material Information?

Information generally is considered "material" if its disclosure to the public would be reasonably likely to affect investors' decisions to buy or sell Company securities. The following types of information are generally considered to be material:

•	Operating or financial results;
•	Projections of earnings or other financial data;
•	Significant business acquisitions, dispositions, or joint ventures;
•	Gain or loss of a significant strategic relationship or contract;
•	Major changes in corporate structure or management personnel;
•	Public or private debt or equity transactions;
•	Plans for substantial capital investment;
•	Significant expansion or reduction of operations;
•	Significant new products, services or marketing plans;
•	Substantial write-ups or write-downs of assets;
•	Significant litigation or disputes;

•      Adoption of a stock redemption or repurchase program;
•	Increases or decreases in cash dividends, or the issuance of a stock dividend;
•	Stock splits or other forms of recapitalization; and
•	Actual or projected changes in industry circumstances or competitive conditions that could significantly affect the earnings, financial position or future prospects of the Company.

The foregoing list is merely illustrative and is not exhaustive. Either positive or negative information may be material. Obviously, what is material information cannot be enumerated with precision because there are many gray areas and varying circumstances. When doubt exists, the information involved should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Company's Compliance Officer before disclosing the information or trading in the Company's securities.

Safeguarding Material Information

During the period that material information relating to the business or affairs of the Company or any of its subsidiaries is unavailable to the general public, it must be kept in strict confidence. Accordingly, such information should be discussed only with persons who have a "need to know," and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times. Thus, conversations in public places, such as elevators, restaurants, taxis and airplanes should be limited to matters that do not involve information of a sensitive or confidential nature.

Necessity for Authorized Release

It is important that all such communications on behalf of the Company be through an appropriately designated officer of the Company under carefully controlled circumstances (generally through the Company's Investor Relations contacts). Unless you are expressly authorized to the contrary, if you receive any inquiries from the media, analysts, shareholders or others outsiders regarding the Company, you should decline comment and refer the inquirer to Investor Relations. The foregoing policy is in addition to any prohibitions set forth in any confidentiality agreement you may have with the Company.

Trading Restrictions

In accordance with the federal securities laws, no one at the Company or any subsidiary of the Company may buy or sell Company securities on the basis of material nonpublic information acquired at or in connection with the Company or any subsidiary. This prohibition extends not only to transactions involving securities of the Company, but also to transactions involving securities of other companies with which the Company or any of its subsidiaries has a relationship including entities with which the Company is engaged in discussions regarding a joint venture, merger or acquisition. Thus, Employees should exercise the highest degree of discretion in buying or selling stock in the Company or any subsidiary of the Company, or other securities of any company with which the Company does business. Furthermore, no person who is aware of material nonpublic information when they terminate their services provided to or on behalf of the Company or any subsidiary may trade in the Company's securities until that information has become public or is no longer material.

Prohibition on Speculation

To promote compliance with the federal securities laws and the applicable policies and procedures of the Company, directors and officers of the Company and Employees (collectively, the "Insiders") should view all of their transactions in Company securities as involving investment decisions and not speculation. In order to avoid any appearance that Insiders are speculating in the Company's securities, in-and-out trading involving holding of the Company's securities for brief periods is prohibited. In addition, no Insider may engage in short sales or "sales against the box" of the Company's securities, which are legally prohibited for insiders of the Company in all events. "Cashless exercises" of options may require special treatment and must be pre-cleared by the Compliance Officer of the Company.

Tipping Restrictions

Persons at the Company, the Company or any subsidiary of the Company who come into possession of material inside information must not communicate that information to other persons prior to its public disclosure and dissemination. There is, therefore, a need to exercise care when speaking with other personnel affiliated with the Company or the Company (including personnel of Company subsidiaries) who do not have a "need to know," and when communicating with family, friends and other persons not associated with the Company or its subsidiaries. You are prohibited from making recommendations (based on material nonpublic information) about buying or selling the securities of the Company or other entities with which it has a business relationship.

Liability and Consequences

The penalties under the securities laws for violating the insider trading provisions are severe. The courts can levy treble damages, fines, and criminal penalties (including prison terms) against persons who misuse inside information in connection with the purchase or sale of a security or who reveal confidential information to others who then trade on the basis of that information. Moreover, there may be adverse consequences for the Company and its controlling persons if action is not taken to prevent insider  trading violations by persons under their control. Given the extremely serious nature of any violation of our insider trading policy, the Company wishes to make clear that any person found to have committed such a violation will be subject to dismissal and to possible claims for any damages sustained by the Company as a result of the person's illicit activities, whether or not you have violated federal securities laws.

Compliance Certification

All recipients of this memorandum must sign, date and return the enclosed certification stating that they received the Company's policy regarding insider trading and the preservation of inside information, and that they agree to comply with it. All Insiders are bound by the policy, regardless of whether they sign the certification. Please return the enclosed certification to the Compliance Officer immediately.

Exhibit 1

COMPLIANCE CERTIFICATION

I certify that I have read and understand, and agree to comply in full with, the Policy on Insider Trading and Compliance and the Memorandum to Employees of the Company (collectively, the "Insider Trading Policy"), copies of which were distributed with this certification. I understand that the Compliance Officer is available to answer any questions regarding the Insider Trading Policy.

Date:___________	______________________________ Signature
______________________________ Print Name

Appendix B

MEMORANDUM

TO:	All Directors, Officers, 10% Holders, and Employees Designated by the
Chief Financial Officer of ZYTO Corp
FROM:	Brian E. Halladay, Chief Financial Officer ("Compliance Officer")
RE:	Policy on Insider Trading and Compliance

This memorandum is intended to advise you of the policies adopted by ZYTO Corp (the "Company") to help ensure compliance by (i) Directors, (ii) the Section 16 officers1 of the Company (the "Officers"), (iii) 10% Holders, and (iv) all Employees designated by the Compliance Officer of the Company (the "Designated Persons" and collectively with the Directors, Officers, and 10% Holders, the "Insiders") with their obligations under the federal securities laws. These obligations are described in the attached memorandum.

I.	INSIDE INFORMATION

During the period that material information relating to the business or affairs of the Company or its subsidiaries is unavailable to the general public, it must be kept in strict confidence. Accordingly, such "inside" or "material nonpublic" information should be discussed only with persons who have a "need to know," and should be confined to as small a group as possible. The utmost care and circumspection must be exercised at all times with respect to inside information. Thus, conversations in public places, such as elevators, restaurants, taxis and airplanes should be limited to matters that do not involve information of a sensitive or confidential nature.

This prohibition against the disclosure of inside information of the Company applies specifically, but not exclusively, to inquiries about the Company that may be made by the financial press, shareholders, investment analysts or others in the financial community. It is important that all such communications on behalf of the Company be through an appropriately designated officer under carefully controlled circumstances (generally through the Company's Investor Relations contacts). Unless you are expressly authorized to the contrary, you should decline comment on any inquiries regarding the Company from the media, analysts, shareholders and other outsiders and refer the inquirer to Investor Relations. The foregoing policy is in addition to any prohibitions set forth in any confidentiality agreement you may have with the Company.

 1 The term “officer” for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) is defined to mean an issuer's president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy making functions for the issuer. Officers of the issuer's parent(s) or subsidiaries are deemed officers of the issuer if they perform such policy-making functions for the issuer. If pursuant to Item 401(b) of Regulation S-K the issuer identifies a person as an "executive officer," it is presumed that the Board of Directors has made that judgment and that the persons so identified are the officers for purposes of Section 16 of the Exchange Act, as are such other persons enumerated above.

II.         TRADING AND TIPPING

As described in Section B of Appendix C, the federal securities laws strictly prohibit the misuse of inside information for trading purposes, and place responsibility on the Company and its controlling persons to take steps to prevent illicit insider trading. In light of its responsibilities under the securities laws, the Company has adopted the following policies regarding your trading in securities:

1.  Insiders may not buy or sell any securities of the Company while in possession of material nonpublic information regarding the Company or its subsidiaries. Neither you nor any person affiliated with you (including family members and business entities with respect to which you are a director, officer or large shareholder) may buy or sell securities or engage in any other action to take advantage of, or pass on to others, this type of information. For purposes of this prohibition, the term "family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any adopted relative who shares the same household as an insider. This prohibition extends not only to transactions involving Company securities but also to transactions involving securities of other entities with which the Company has a relationship, including entities with which the Company is engaged in discussions regarding a joint venture, merger or acquisition.

Information is not deemed public merely because it is reflected by rumors or other unofficial statements in the marketplace. Information is not deemed public until it is fully absorbed by the market. For purposes of this prohibition, information shall not be deemed public until at least forty-eight (48) hours after it has been officially disseminated through a national news medium. For example, if the Company were to make an announcement on a Monday, you should not trade in Company securities until at least Thursday. Accordingly, neither you nor any person affiliated with you may attempt to "beat the market" by trading simultaneously with, or shortly after, the official release of information.

It is important to note that the SEC takes the position that the mere fact that a person is aware of inside information is a prohibition to trading. The SEC does not recognize the defense that a transaction occurred without the use of inside information. Accordingly, transactions that may be necessary or justifiable to you for independent reasons (e.g., the need to raise money for an emergency expenditure) are neither an exception to our policy nor a safeguard against prosecution for violations of insider trading laws.

2.  Insiders may not buy or sell any securities of the Company during any quarterly blackout period, interim blackout period or event-specific blackout period. The announcement of the Company's quarterly earnings almost always has the potential to have a material effect on the market for the Company's securities. For that reason, neither you nor anyone affiliated with you may buy or sell Company securities during the period beginning at the close of market four (4) weeks before the Company issues its earnings release for any given quarter or, with respect to the fourth quarter, sixty (60) days before the Company issues its earnings release for any applicable fiscal year) and ending forty-eight (48) hours after the Company issues its earnings release for that period.

Furthermore, the Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. The existence of an "interim" blackout period will be communicated to you. You should anticipate that transactions are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

On occasion, a material event may occur that is known by only a few Directors, Officers, Employees, and sometimes 10% Holders, such as a potential significant business combination. As long as the event remains material and nonpublic, neither you nor anyone affiliated with you may trade in the Company's securities. The existence of such an "event-specific" blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout period. The Company will notify subject persons when the blackout period begins and when it concludes. If, however, a person whose transactions are subject to pre-clearance requests permission to trade in the Company's securities during an event-specific blackout period, the Compliance Officer will inform them of the existence of the blackout period without disclosing the reason for the blackout. Any person aware or made aware of the existence of an event-specific blackout period may not disclose the existence of the blackout to any other person. The failure of the Compliance Officer of the Company to designate a person as being subject to an event-specific blackout period will not relieve that person of the obligation not to trade while aware of material nonpublic information. The Company also requires that all trades by Insiders be pre-cleared with the Compliance Officer as discussed below.

If, during a quarterly blackout period, you have an unexpected and urgent need to sell Company securities in order to generate cash, you may, under appropriate circumstances, be permitted to sell Company securities during the blackout period. Such a "hardship exception" may be granted only by the Compliance Officer and must be requested at least five (5) business days in advance of the proposed transaction. A hardship exception may be granted only if the Compliance Officer, in his sole discretion, concludes that the Company's earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

3.  Insiders may not communicate material nonpublic information to other persons prior to its public disclosure and dissemination (unless under circumstances where trading protections exist). In order to avoid "tipping" inside information to others in violation of the law, you must exercise care both when speaking with other personnel who do not have a "need to know," and when communicating with family, friends and other persons not associated with the Company. You are prohibited from making recommendations (based on material nonpublic information) about buying or selling the securities of the Company or other entities with which it has a relationship.

4.  Insiders may not trade in Company securities after terminating the service that they provide to the Company if they are aware of material nonpublic information. If you are aware of material nonpublic information when you terminate service as an Insider, you may not trade in the Company's securities until that information has become public or is no longer material. In all other respects, the procedures and prohibitions set forth above regarding trading while in possession of material nonpublic information will cease to apply to your transactions in Company securities upon the expiration of any blackout period applicable to your transactions at the time of your termination of service.

5.  Insiders are prohibited from engaging in speculation with respect to Company securities. To promote compliance with the federal securities laws and the applicable policies and procedures of the Company, you should view all of your transactions in Company securities as involving investment decisions and not speculation. In order to avoid the appearance that you are speculating in the Company's securities, in-and-out trading involving holding of the Company's securities for brief periods is prohibited and for certain Insiders may result in confiscation of any profit realized pursuant to the "short-swing" profit provisions of the federal securities laws. In addition, you may not engage in short sales or "sales against the box" of the Company's securities, which are legally prohibited for Insiders in all events.

6.  Insiders generally may only resell Company stock on the open market pursuant to Rule 144. Rule 144 requires compliance with a number of technical and complicated requirements (see Section D of Appendix C). Accordingly, as a matter of Company policy, Insiders of the Company should consult with the Compliance Officer before attempting to sell shares under Rule 144.

7.  Insiders may exercise options for cash. For purposes of our Policy on Insider Trading and Compliance, the Company considers that the exercise of options for cash under the Company's equity incentive plan (but not (1) the sale of any shares issued upon such exercise or (2) a cashless exercise as this is accomplished by the sale of a portion of the shares issued upon exercise of the option) is exempt from our Policy on Insider Trading and Compliance since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

III.	REPORTING COMPLIANCE

As indicated in Section C.1 of Appendix C, Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Insiders to file reports on Forms 3, 4 and 5, as appropriate, to report their transactions and holdings involving equity securities of the Company. Form 3 is a report of initial holdings, Form 4 reports changes to holdings, and Form 5 is an annual report of holdings. Although the preparation and filing of these reports legally are the sole responsibility of the Insiders, the Company recognizes that the reporting requirements are complex and that mistakes can result in disclosures that are embarrassing to you and the Company. Accordingly, at your request, the Company, on behalf of the Company, will assist you in making these filings, and has established the following procedures for doing so.

A. Section 16 Filings

The Compliance Officer will assist or arrange for assistance to all Insiders who request assistance in the preparation and filing of their Form 3, Form 4 and Form 5 reports, which generally must be filed within two (2) business days after consummation of the transaction. The Compliance Officer will be available to answer any questions regarding compliance with Section 16.

B.	Pre-Clearance Procedures.

As further discussed below in Section IV.A of this memorandum, the Company has instituted pre-clearance procedures to prevent inadvertent violations of the federal securities laws.

IV.	SHORT-SWING PROFIT PROVISIONS

As explained in Section C.2 of Appendix C, insiders will be held liable for any "short-swing profits" resulting from any combination of purchase and sale, or sale and purchase, of the Company's equity securities within a period of less than six (6) months. For this purpose, transactions in common shares, and options to purchase common shares, are "matchable" with one another. To help minimize inadvertent violations, the following Section 16(b) protective procedures will apply.

A.	Pre-Clearance of Transactions Involving Company Securities.

To help prevent inadvertent violations of the federal securities laws and to avoid the appearance of trading on inside information, you, together with family members, may not engage in any transaction involving Company securities (including an incentive plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Compliance Officer. The Compliance Officer can review with you any potentially matchable transactions you may have engaged in within the preceding six (6) months, as well as possible matching transactions within the coming six (6) months. A prior review of this sort also may help prevent inadvertent violations of other SEC rules, including Rule 10b-5 and Rule 144. Pre-clearance of any trade should be affected with the Compliance Officer in advance of execution of the proposed transaction. The Compliance Officer may determine not to permit the transaction. The importance of pre-clearing your transactions from a regulatory perspective cannot be overemphasized due to the sanctions and the embarrassment that can result from a failure to comply with applicable securities law provisions. Section B.3 of Appendix C discusses the sanctions associated with violations of the insider trading laws.

B.	Pre-Clearance of 10b5-1 Plans.

If you wish to implement a trading plan under SEC Rule 10b5-1, the Company suggests that you first pre-clear the trading plan with the Compliance Officer. (Rule 10b5-1 trading plans are discussed in Section B.4 of Appendix C.) As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information.

Further, you may not enter into a Rule 10b5-1 trading plan during a blackout period. The Company strongly recommends that a person seeking to adopt a trading plan consult an attorney prior to the adoption of a trading plan. The Company does not undertake any obligation to ensure that a trading plan filed with the Company complies with Rule 10b5-1.

V.	COMPLIANCE OFFICER

The Company, on behalf of the Company, has appointed the Company's Chief Financial Officer as the Insider Trading Compliance Officer. The duties of the Compliance Officer include, but are not limited to, the following:

1.
Pre-clearing all transactions involving the Company's securities by the Insiders in order to determine compliance with our Policy on Insider Trading and Compliance, insider trading laws, Section 16 and Rule 144.

2.	Upon request, assisting in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Directors and Officers.

3.	Serving as the designated recipient at the Company of copies of reports filed with the SEC by Directors and Officers under Section 16 of the Exchange Act.

4.	Distributing quarterly reminders of the dates that the trading window described above opens and closes.

5.
Performing periodic cross-checks of available materials, which may include Forms 3, 4 and 5, Form 144, officers and directors questionnaires, and reports received from the Company's unit administrator and transfer agent, to determine trading activity by Insiders and others who have, or may have, access to inside information.

6.
Circulating the Company Policy on Insider Trading and Compliance (and/or a summary thereof) to all Insiders, on an annual basis, and providing such Policy and other appropriate materials to new Insiders and others who have, or may have, access to inside information.

7.	Assisting the Company in implementing its Policy on Insider Trading and Compliance.

8.
Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that our Policy on Insider Trading and Compliance is amended as necessary to comply with such requirements.

9.	Coordinating implementation of trading plans adopted in compliance with Rule 10b5-1 of the Exchange Act.

VI.         COMPANY ASSISTANCE AND CERTIFICATION

If you have any questions with respect to this memorandum or the Policy on Insider Trading and Compliance, please contact the Compliance Officer for additional guidance. To ensure compliance with our Policy on Insider Trading and Compliance, you must certify your understanding of, and intent to comply with, the Company's Policy on Insider Trading and Compliance, including the procedures set forth in this memorandum. Please return the enclosed certification to the Compliance Officer immediately.

VII.	DISCIPLINE

Violations of our Policy on Insider Trading and Compliance, including the procedures set forth in this memorandum, are subject to disciplinary action, up to and including termination of your services to the Company or the Company or its subsidiaries, whether or not you have violated federal securities laws.

Exhibit 1

CERTIFICATION

I certify that I have read and understand, and agree to comply in full with, the Policy on Insider Trading and Compliance and the Memorandum to All Directors, Officers, 10% Holders, and Employees Designated by the Chief Financial Officer of ZYTO Corp (collectively, the "Insider Trading Policy"), copies of which were distributed with this certification. I understand that the Company's Insider Trading Compliance Officer is available to answer any questions regarding the Insider Trading Policy.

Date:___________	______________________________ Signature
______________________________ Print Name

Appendix C

MEMORANDUM

TO:	All Directors, Officers, 10% Holders, and Employees Designated by the
Chief Financial Officer of ZYTO Corp
FROM:	Brian E. Halladay, Chief Financial Officer ("Compliance Officer")
RE:	Obligations regarding confidentiality of inside information and trading in Company securities

This memorandum is intended to advise you of the policies adopted by ZYTO Corp (the "Company") to help ensure compliance by (i) Directors, (ii) Officers, (iii) 10% Holders, and (iv) all Employees designated by the Compliance Officer of the Company (the "Designated Persons" and collectively with the Directors, Officers, and 10% Holders, the "Insiders") regarding the confidentiality of inside information about the Company and its subsidiaries and trading in Company securities. These responsibilities include prohibitions on trading in Company securities while in possession of material nonpublic information and reporting and other obligations imposed by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and related rules and regulations.

This memorandum is only a summary and is not intended to be a complete recitation of the law. In view of the complexity of the federal securities laws and the frequent changes in the rules and interpretations of the Securities and Exchange Commission ("SEC"), we encourage the Company and the Insiders to consult with the Compliance Officer and corporate counsel as often as may be necessary to ensure compliance with these laws and regulations.

If you have any questions regarding the matters discussed in this memorandum, please call Mr. Brian E. Halladay (801-224-7199 x-203).

EXECUTIVE SUMMARY

The summary below highlights important features of applicable requirements that are explained in more detail later in this memorandum. You are urged to read the entire memorandum in order to understand more fully what is required.

•
Confidentiality of Inside Information. Insiders must maintain in strict confidence all material nonpublic information about the Company and its subsidiaries in their possession, and should not communicate such information to any person unless the person has a "need to know" the information for legitimate, Company-related reasons.

•
Prohibition of Insider Trading. No Insider may trade in Company securities while in possession of material nonpublic information concerning the Company or any of its subsidiaries. In addition, Directors and Officers who become aware of potential or actual insider trading violations by persons under their control should take appropriate steps to prevent the violations.

•
Ownership Reports. Insiders must file an initial report on Form 3 disclosing the person's holdings of the Company's equity securities within ten (10) days of achieving such status, and must file subsequent reports on Form 4 disclosing any change in beneficial ownership of Company securities within two (2) business days after the day on which a transaction in Company securities has been executed. In addition, these persons must file a report on Form 5 within forty-five (45) days of the close of the Company's fiscal year to disclose transactions and holdings exempt from prior reporting, as well as transactions and holdings that should have been reported but were not.

•
Disgorgement of Profits on Short-Swing Transactions. Any profits realized by an Insider on any purchase and sale, or sale and purchase, of the Company's equity securities within a period of less than six (6) months are recoverable by the Company or a shareholder acting on the Company's behalf.

•	Prohibition of Short Sales and Sales Against the Box. No Insider may engage in a short sale of the Company's equity securities or a sale against the box.

•
Restrictions on Purchases and Sales of Company Securities. Insiders are limited in their ability to purchase Company securities while the Company is engaged in a public offering or a buyback of its securities. In addition, Insiders generally should make all public sales of Company securities in accordance with Rule 144, which restricts the amount, manner of sale, and timing of such transactions. Private resales by such persons also may be subject to some restrictions, depending on the circumstances.

•
Acquisition Statements. A person who becomes the beneficial owner of more than five percent (5%) of a class of the Company's registered equity securities must file a report on Schedule 13D within ten (10) days after exceeding the five percent (5%) threshold.

INDIVIDUAL OBLIGATIONS AND RESTRICTIONS

A.	Confidentiality of Inside Information.

Insiders who come into possession of material nonpublic information (also known as inside information) concerning the Company or any of its subsidiaries, or any of the entities with which the Company does business, must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. An Insider who improperly reveals material inside information to another person can be held liable under the antifraud provisions of the securities laws (primarily Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder) for the trading activities of his or her "tippee" and any other person with whom the tippee shares the information.

Consistent with the foregoing, Insiders should be discreet with inside information and not discuss it in public places where it can be overheard, such as elevators, restaurants, taxis and airplanes. Furthermore, to avoid the appearance of impropriety, Insiders should refrain from providing advice or making recommendations based on material inside information to friends, family members or other third parties regarding the purchase or sale of the Company's securities.

B.	Prohibition of Insider Trading.

The operation and impact of the antifraud provisions are too extensive and intricate to be covered in extensive detail in this memorandum. The discussion below summarizes Rule 10b-5 under the Exchange Act, which is the general "insider trading" rule under the federal securities laws.

1.	General.

Rule 10b-5 is designed to protect against fraud  in connection with the purchase or sale of the Company's securities. The rule makes it unlawful for any person, directly or indirectly, in connection with the purchase or sale of any security, (i) to employ any device, scheme or artifice to defraud, (ii) to make any untrue statement of a material fact or to omit to state a material fact necessary in order to make any statement made, in light of the circumstances under which it was made, not misleading, or (iii) to engage in any act, practice or course of business that would operate as a fraud or deceit upon any person.

The effect of Rule 10b-5 is to make it illegal for any "insider" (which, as discussed below, includes all Directors and all Officers) with knowledge of material nonpublic information about the Company to buy or sell any security of the Company while in possession of such information. Any insider in such a position must either disclose the information to the investing public (so that all potential buyers or sellers of the Company's securities have equal access to material information about the Company) or, if such person is not in a position to make the required disclosure, abstain from trading in the Company's securities until full disclosure has been made. Because of the obligation of insiders to the Company concerning the nondisclosure of inside information and the Company's policies on who is authorized to make public disclosures, the practical effect of Rule 10b-5 is to prohibit any insider with material nonpublic information about the Company from trading in its securities.

Under Rule 10b-5, it also is generally illegal for any insider to purchase or sell the securities of any other company about which he or she acquires material nonpublic information in connection with his or her professional dealings with such company. Furthermore, Rule 10b-5 makes it illegal for an insider to disclose material nonpublic information about the Company or another company to any third party who uses it for trading purposes. This prohibition applies even if there is no "blackout" period applicable to trading by Insiders.

Any person who has both access to material nonpublic information about the Company or any of its subsidiaries (or any entity with which the Company does business or is considering doing business or is considering doing business) and a duty not to disclose such information may be considered a corporate "insider" for purposes of Rule 10b-5. Examples of such persons are the Directors, Officers, Employees, 10% Holders, attorneys, accountants, investment bankers, public relations advisors, consultants, spouses and immediate family members of any of the above. In addition, the Company itself is an insider and is prohibited from purchasing or selling its own securities to anyone other than an insider if a material development is pending that has not yet been publicly disclosed.

2.	Inside Information.

"Inside" or "material nonpublic" information is information that has not been publicly released and which is intended for use solely for a Company purpose and not for personal use. Information is "material" if there is a substantial likelihood that the average investor would reasonably attach importance to it in determining whether to purchase or sell the Company's securities.

What is and is not material information is, of course, often extremely difficult to determine. The following types of information are generally considered to be material:

•	Operating or financial results;
•	Projections of earnings or other financial data;
•	Significant business acquisitions, dispositions, or joint ventures;
•	Gain or loss of a significant tenant, strategic relationship or contract;
•	Major changes in corporate structure or management personnel;
•	Public or private debt or equity transactions;
•	Plans for substantial capital investment;
•	Significant expansion or reduction of operations;
•	Significant new products or services or marketing plans;
•	Substantial write-ups or write-downs of assets;
•	Significant litigation or disputes;
•	Adoption of a share redemption or repurchase program;

•	Increases or decreases in cash dividends, or the issuance of a stock dividend;
•	Share splits or other forms of recapitalization; and
•	Actual or projected changes in industry circumstances or competitive conditions that could significantly affect the earnings, financial position or future prospects of the Company.

The foregoing list is merely illustrative and is not exhaustive. Either positive or negative information may be material. Obviously, what is material information cannot be enumerated with precision since there are many gray areas and varying circumstances. When doubt exists, the information involved should be presumed to be material. If you are unsure whether information of which you are aware is material or nonpublic, you should consult with the Company's Chief Financial Officer before disclosing the information or trading in the Company's securities.

3.	Sanctions.

If a court decides that a person has unlawfully traded while in possession of material nonpublic information or has unlawfully tipped that information to others, then the court may impose several sanctions. The sanctions listed below apply (except as otherwise noted) to the person trading, not to the Company. The following is a brief summary of certain securities laws empowering federal courts to impose sanctions for insider trading.

a.	Insider Trading Sanctions Act of 1984.
The Insider Trading Sanctions Act of 1984 added a section to the Exchange Act, which provides that if any person violates the law by trading while in possession of material nonpublic information, the SEC can file a civil suit against such person and seek a civil penalty equal to three (3) times the amount of the profit gained, or the loss avoided, by the illegal transaction. For this purpose, "profit" or "loss" is defined as the difference between thepurchase or sale price and the value of the security after a reasonable period has been allowed for public dissemination of the nonpublic information.

b.	Insider Trading and Securities Fraud Enforcement Act of 1988.
The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Enforcement Act"), as amended by the Sarbanes-Oxley Act of 2002, provides that any person who willfully violates any provision of the Exchange Act is subject to criminal penalties that include (i) a fine of up to $5,000,000; (ii) imprisonment for up to twenty (20) years; and (iii) for a person other than a natural person (e.g, a corporation) a fine of up to $25,000,000. The Enforcement Act also sets forth a civil penalty of a fine of up to three (3) times the profits made, or the losses avoided, as a result of wrongful trading. In addition, the Enforcement Act extends the scope of insider trading liability to any "controlling person" who knows of, or recklessly disregards, a likely insider trading violation by a person under his or her control and fails to take appropriate steps to prevent the violation from occurring. A controlling person has been held to be any person who has the power to directly or indirectly influence or control the direction or the management, policies or activities of another person. This is a question of fact but will generally include the Company, Insiders, among others. Accordingly, it is imperative that Directors and Officers maintain an awareness of possible insider trading violations by persons under their control and to take necessary measures where appropriate to prevent the violations.

A number of other provisions are found in the Enforcement Act, including (i) a private right of action by persons who trade contemporaneously with the occurrence of the violation, subject to a five-year statute of limitations, with liability being limited to the actual profit gained, or loss avoided, by the violator and (ii) the authority of the SEC to award bounties to informants equal to 10% of amounts recovered.

The statutory provision described in the preceding paragraph provides incentives to persons other than the SEC to seek to ferret out illegal insider trading. The SEC has developed sophisticated computer programs whose purpose is to track trading activity in securities for patterns indicating insider trading activity. The trading activities of officers and directors of many public companies are followed by such programs.

c.	Securities Enforcement Remedies Act of 1990.
The Securities Enforcement Remedies Act of 1990 (the "Remedies Act") authorizes the SEC to sue in federal district court to impose fines for violations of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act or the rules and regulations thereunder. The amount of a fine is determined according to three (3) tiers of penalties, which are linked to the severity of the violation. While lesser violations would probably fall within the first tier of monetary penalties (up to $5,000 for individuals and up to $50,000 for entities, unless the amount of monetary gain to the defendant is greater), a "deliberate or reckless disregard of a regulatory requirement" could subject the defendant to the second tier of penalties (up to $50,000 for individuals and up to $250,000 for entities, unless the gross amount of monetary gain to the defendant is greater) and, if directly or indirectly resulted in substantial losses or a significant risk of substantial losses to other persons, to the third tier of penalties (up to $100,000 for an individual and up to $500,000 for an entity, unless the gross amount of monetary gain to the defendant is greater).

The Remedies Act also authorizes federal courts to prohibit violators of the antifraud provisions of the federal securities laws (Section 10(b) of the Exchange Act and Section 17(a)(1) of the Securities Act) from serving as officers or directors of public companies if the court finds "unfitness to serve."

d.	Sarbanes-Oxley Act of 2002.
In addition to enhancing certain existing sanctions for insider trading (including the previously noted amendment to the Enforcement Act), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") also created new sanctions for a specific type of insider trading by chief executive officers and chief financial officers. The Sarbanes-Oxley Act provides that if a company is required to prepare an accounting restatement, these officers may be required to reimburse the company for profits realized from the officers' sale of company securities during the-12-month period following the public issuance or filing of the financial document which is subsequently restated. Reimbursement will be required only when the accounting restatement is due to the company's material noncompliance, as a result of misconduct, with financial reporting requirements under the securities laws.

The Sarbanes-Oxley Act also "enhanced" all of the previously mentioned existing sanctions by amending the Bankruptcy Code to make debts resulting from judgments or settlements in proceedings for violations of federal or state securities laws non-dischargeable in bankruptcy.

4.	Affirmative Defenses.

The SEC adopted Rule 10b5-1, which defines the circumstances under which a person will have been deemed to trade "on the basis of” material nonpublic information, in order to make it easier to prosecute insider trading cases. The rule provides that a purchase or sale of a security of an issuer is "on the basis of” material nonpublic information about that security if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale. Therefore, a person need not actually use material nonpublic information when making a purchase or sale, but merely have "knowingly possessed" material nonpublic information when making the purchase or sale, to be subject to insider trading liability under Rule 10b-5. The rule precludes a person from asserting that the person's possession of material nonpublic information did not effect their decision to trade. Due to the lack of SEC guidance, it is difficult to predict what evidence will be necessary to satisfy the awareness standard. However, the rule provides an affirmative defense that exculpates a person from insider trading liability if he or she trades while "aware" of material nonpublic information. The SEC stated that this defense should not conflict with the conditions of the exemptive rules adopted by the SEC under the insider trading and short-swing profits provisions of Section 16 of the Exchange Act.

The defense is available to any person, including an entity, who can demonstrate that the transaction occurred pursuant to a binding contract, trading instruction or written trading plan that existed before the person became aware of material nonpublic information. Furthermore, the contract, instruction or plan must either (1) specify the amount, price and date of the transaction, or (2) include a written formula or algorithm, or computer program, to determine the amount, price and date, or (3) not permit the person to exercise any subsequent influence over how, when or whether to effect purchases or sales. Finally, the transaction must occur pursuant to the contract, instruction or plan without deviation. The plan must be established in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b-5.

The utilization of a binding contract, trading instruction or written trading plan can provide individuals with numerous benefits, including: (1) the ability to dispose of shares on a predictable and consistent basis, (2) access to the public markets without regards to corporate blackout periods, (3) an affirmative defense against potential insider trading claims, (4) discipline during volatile market fluctuations, (5) reduction of adverse public perceptions associated with transactions conducted by insiders and (6) customization of the selling plan to reflect and realize the particular monetization needs of each individual. By adopting a plan, however, individuals commit to trades in advance and relinquish the ability to easily modify those future trades, even if the individual's financial situation or the value of the shares changes significantly. Individuals should not trade outside the plan once the plan is established.

The protection from insider trading liability that a share trading plan provides will be lost if the share trading plan is altered or an individual deviates from his or her share trading plan while in possession of material nonpublic information. Although an individual may modify his or her share trading plan while not in possession of inside information, there are several guidelines to follow when doing so. Frequent or ill-timed modifications may suggest to the SEC or potential class-action plaintiffs that an individual is trading on material nonpublic information. Furthermore, terminating a share trading plan prior to its expiration may cause similar problems. If an individual wishes to terminate his or her share trading plan, they should first consult with the Insider Trading Compliance Officer.

5.	Misappropriation.

Rule 10b5-2, adopted at the same time as Rule 10b5-1, was intended to close a gap in the insider trading laws regarding circumstances under which family and personal relationships may result in a "misappropriation" of material nonpublic information for trading purposes. Prior to the adoption of Rule 10b5-2, a family member who received a tip of inside information and subsequently traded on it and a family member who traded in breach of an express promise of confidentiality violated Rule 10b-5. However, a family member who traded in breach of a "reasonable expectation" of confidentiality did not necessarily violate the rule. Rule 10b5-2 clarified the application of the misappropriation theory by setting forth the following nonexclusive list of situations in which a person engaged in a purchase or sale of securities will be deemed to have done so on the basis of a misappropriation of material nonpublic information involving a breach of a duty of trust or confidence: (1) when the person agrees to maintain information in confidence, (2) when both the person communicating the information and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the recipient knows or reasonably should know that the person communicating the information expects the recipient to maintain its confidentiality or (3) when a person receives or obtains the information from his or her spouse, parent, child or sibling, unless the person can demonstrate that he or she neither knew or reasonably should have known that the information was expected to be kept confidential and there was no agreement or understanding that it would be kept confidential. Situation (3) does not apply to communications of inside information from anyone other than the family members specifically identified, thus it does not extend to communications from grandparents, in-laws, aunts and uncles, nieces and nephews, domestic partners, step-parents or step-children.

Rule 10b5-2 presents some interpretive issues that have yet to be resolved, such as what constitutes a "history, pattern or practice of sharing confidences" and whether the confidences for which a history is established can relate to any type of matter, including purely personal or social matters, or whether the prior shared confidences must involve investments or securities. In light of the present uncertainty surrounding the rule, individuals who are insiders should treat transactions by immediate family members as if they were based on the same information available to the insider.

C.	Section 16 Reporting and Liability.

Section 16 of the Exchange Act applies to Directors, Officers and 10% Holders of any class of the Company's equity securities registered under Section 12 of the Exchange Act. Such persons are required by Section 16(a) to file reports of their transactions and holdings involving the Company's equity securities. Furthermore, insiders are subject to trading limitations under Sections 16(b) and 16(c) with respect to the Company's equity securities.

1.	Ownership Reports.

Under Section 16(a) of the Exchange Act, insiders must file with the SEC public reports disclosing their holdings of, and transactions in, the Company's equity securities. An initial report on Form 3 must be filed by every insider within ten (10) days of his or her becoming an insider, disclosing all equity securities of the Company beneficially owned by the reporting person on the date the person became an insider. Even if no securities were owned on that date, the insider must file a report. Any subsequent change in beneficial ownership by the insider must, unless eligible for reporting on an annual basis on Form 5, be reported on a Form 4 filed within two (2) business days following the day on which the subject transaction has been executed. The fact that an insider's transactions on any given day resulted in no net change, or the fact that no securities were owned after the transactions were completed, does not provide a basis for failing to report. Form 5, a "clean up" report due within forty-five (45) days after the close of the issuer's fiscal year, must be filed to disclose transactions and holdings exempt from prior reporting, as well as transactions and holdings that should have been reported previously but were not.

The two (2) business day filing requirement is not applicable to two narrowly defined types of transactions: (1) Rule 10b5-1(c) arrangements and (2) certain Discretionary Transactions.2 The first exception was granted because a reporting person generally cannot know whether a transaction executed pursuant to a Rule 10b5-1(c) plan will be executed immediately. In that case, the reporting person generally knows that an order has been placed, but does not control and may not be able to reasonably predict when the transaction actually will occur. Instead, price movement in the market may determine the date of execution for these transactions. The second exception applies to Discretionary Transactions, where the logistics of plan administration may prevent a reporting person from selecting the date of execution. The reporting person may not reasonably expect a Discretionary Transaction to be executed immediately, but instead at a time consistent with the employee benefit plan's particular administrative procedures.

2 Rule 16b-3 of the Exchange Act defines a "Discretionary Transaction" as a transaction pursuant to an employee benefit plan that: (i) is at the volition of a plan participant; (ii) is not made in connection with the participant's death, disability, retirement or termination of employment; (iii) is not required to be made available to a plan participant pursuant to a provision of the Internal Revenue Code; and (iv) results in either an intra-plan transfer involving an issuer equity securities fund, or a cash distribution funded by a volitional disposition of an issuer equity security

Accordingly, the date of execution for these types of transactions will differ solely for Section 16(a) reporting purposes. For a Rule 10b5-1(c) arrangement where the reporting person does not select the date of execution, the date on which the executing broker, dealer or plan administrator notifies the reporting person of execution of the transaction is the deemed date of execution, as long as the notification date is within three (3) business days of the trade date. For a Discretionary Transaction where the reporting person does not select the date of execution, the deemed date of execution is the date on which the plan administrator notifies the reporting person, as long as the notification date is within three (3) business days of the trade date. Neither exception will be available if the reporting person selects the date of transaction execution.
a.	Reportable Transactions.
Absent an exemption, all changes in beneficial ownership (not just purchases and sales) must be reported. Moreover, a person who has ceased to be a Director or Officer must report any transactions after termination which occurred within six (6) months of a transaction that took place while the person was a Director or Officer.

b.	Beneficial Ownership.
The reports under Section 16(a) are intended to cover all securities beneficially owned by the insider. An insider is deemed to beneficially own any security from which the insider can derive a direct or indirect pecuniary benefit. An insider is considered the direct owner of all Company equity securities held in the insider's own name or held jointly with others. An insider is considered the indirect owner of any securities from which such insider obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through companies, corporations, trusts, estates and family members may be subject to reporting. Absent countervailing facts, an insider is presumed to be the beneficial owner of securities held by his or her spouse and immediate family members3 sharing his or her home. An insider is free, however, to disclaim beneficial ownership of these or any other securities being reported if such insider believes that he or she has a reasonable basis for doing so.

c.	Derivative Securities.
The Company may issue options to Insiders to purchase Company common shares. These options are considered to be "derivative securities" for purposes of Section 16.4 All acquisitions and dispositions of options and other derivative securities (including exercises and conversions) by insiders must be reported, including those that are exempt from liability under Section 16(b) (which is discussed in Section C.2 below). Every acquisition and disposition of derivative securities, including exempt transactions, is reportable on a current basis on Form 4 within two (2) business days following the day on which the subject

3 Rule 16a-1(e) defines the term "immediate family" to mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships.

4Rule 16a-1(c) defines the term "derivative security" to mean "any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with a value derived from the value of an equity security." transaction has been executed. Thus, option grants by the Company that are exempt under Rule 16b-35 must be reported on Form 4, not Form 5.

Rule 16b-66 provides an exemption from short-swing profit liability for the exercise or conversion of derivative securities. However, the exercise of an option must be reported on Form 4 within two (2) business days following the exercise.

d.	Proxy Statement Disclosure.
It is important that Insiders prepare their reports under Section 16(a) properly and file them on a timely basis. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against insiders who do not comply fully with the filing requirements. In addition, the Company is required to report the number of late filings of reports under Section 16(a) in the Company's annual report on Form 10-KSB and to identify the insiders who made the late filings. To avoid embarrassing disclosures of this nature, all insiders should avail themselves of the assistance of the Company or their own counsel in satisfying the reporting requirements.

2.	Disgorgement of Profits on Short-Swing Transactions.

Under Section 16(b), any profit realized by an insider on a "short-swing" transaction (i.e., a purchase and sale, or sale and purchase, of the Company's equity securities within a period of less than six (6) months, regardless of intent) must be disgorged to the Company upon demand by the Company or a shareholder acting on the Company's behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under Section 16(b).

a.	Operation of Provision.
Liability under Section 16(b) is imposed in a mechanical fashion without regard to the insider's intent. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the insider realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six (6) month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible in some instances for the Company to recover profits under Section 16(b) although the insider sustained a net loss on the transactions.

The terms "purchase" and "sale" are construed to cover a broad range of transactions. For example, the acquisition of a derivative security and the disposition of the

5 Rule 16b-3(d) provides for a variety of alternative methods of exempting option grants. These include advance approval of the grants by either (i) the board of directors, (ii) a committee of two (2) or more non-employee directors or (iii) shareholders. Option grants also can be exempted if the securities acquired upon exercise are not disposed of until six (6) months have elapsed from the date of grant.

6 The exemption for option exercises provided by Rule 16b-6 is available for an option exercise only if the option is "in-the-money." underlying security would be matched as a "purchase" and "sale."7 Moreover, purchases and sales by an insider may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the insider.

b.	Limitations on Liability.
The SEC has mitigated the impact of Section 16(b) in some situations by providing exemptions from liability (such as those for transactions under certain employee benefit plans) or by limiting the amount of recoverable profits (as in the case of certain options). Furthermore, the courts have indicated that it is permissible for insiders to structure their transactions to avoid the application of Section 16(b). For these reasons, all transactions in Company securities by Insiders must be pre-cleared.

3.	Prohibition of Short Sales and Sales Against the Box.

Under Section 16(c) of the Exchange Act, insiders are prohibited from effecting "short sales" of the Company's equity securities and sales against the box. A "short sale" is one involving securities which the seller does not own at the time of sale. A "sale against the box" occurs when a person owns the securities at the time of the sale, but does not deliver them within twenty (20) days after the sale or deposit them in the mail or other usual channels of transportation within five (5) days after the sale.

C.	Public Sales.

1.	Rule 144.

The Securities Act of 1933, as amended ("Securities Act"), requires every person who offers or sells securities to register such securities with the SEC unless an exemption from registration is available. An exemption frequently relied upon by directors and officers for public sales of securities of their companies is provided by Rule 144 under the Securities Act. The rule is available for public sales by any person of "restricted securities" (i.e., securities acquired in a private offering or certain other types of exempt offerings) and for sales by "affiliates"8 of any securities, whether restricted or unrestricted ("control securities"). Securities held by Directors and Officers, whether or not acquired in an unregistered transaction, are presumed to be "control securities" for purposes of Rule 144, absent countervailing facts.

a.	Requirements of the Rule.
Rule 144 is a "safe harbor" which provides that, if certain conditions are

7 The acquisition of a derivative security is deemed under Rule 16b-6(a) to be a purchase or sale, depending on the circumstances, while the exercise or conversion of a derivative security generally is treated under Rule 16b-6(b) as an exempt transaction. (Option grants under the Company's equity incentive plan are exempt purchases and, therefore, are not subject to Section 16(b) if the underlying shares are not sold during the six (6) months following the grant date.) Exercises of out-of-the-money options, however, are deemed to be purchases. The sale of common shares of the Company is a sale for purposes of Section 16(b).

8 As defined in Rule 144, an "affiliate" is a person that directly or indirectly, through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. Generally, Directors, Officers and 10% Holders will be deemed affiliates of the Company.satisfied, then persons who sell control securities or restricted securities will not be deemed "underwriters."9 Rule 144 contains five (5) conditions, which are described briefly below. The first four (4) conditions must be satisfied for sales of both control securities and restricted securities, while the fifth condition must be satisfied only for sales of restricted securities.10

1.
Current Public Information. Current information about the Company must be publicly available at the time of sale. The Company's periodic reports filed with the SEC ordinarily will satisfy this requirement.

2.
Volume Limitations. The amount of securities that can be sold during any three (3) month period cannot exceed the greater of (i) one percent (1%) of the outstanding securities of the class, or (ii) the average weekly reported trading volume for securities of the class during the four (4) calendar weeks preceding the filing of the notice of sale referred to below.

3.	Manner of Sale. The securities must be sold in unsolicited brokers' transactions or directly to a market maker.

4.
Notice of Sale. The seller must file three (3) copies of a notice on Form 144 of the proposed sale with the SEC and one (I) copy with the principal exchange on which the securities trade at the time the order to sell is placed with the broker. The notice of sale requirement does not apply if the amount to be sold neither exceeds five hundred (500) shares nor involves sale proceeds greater than $10,000.

5.
Holding Period. Restricted securities must be held and fully paid for by the seller for a period of one (1) year prior to sale." The holding period requirement, however, does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act.

The foregoing conditions (except for the manner of sale requirement) do not have to be complied with by holders of restricted securities who both have held (and fully paid

9 Most secondary market sales (i. e., sales by shareholders, as opposed to sales by the issuer) are effected in reliance on the exemption from registration provided by Section 4(1) of the Securities Act, which exempts sales by any person "other than an issuer, underwriter or dealer." Persons who are affiliates of the issuer, however, generally are deemed to be "underwriters" of the issuer's securities, even when selling securities for their own accounts, and therefore may not rely on the Section 4(1) exemption. Similarly, any person who sells "restricted securities" (i.e., securities issued in a private placement or other nonpublic offering) is generally deemed to be an "underwriter," whether or not he or she is an affiliate. Accordingly, when an affiliate sells securities, or when any person sells restricted securities, the selling person generally must structure the transaction so as to avoid being deemed an "underwriter." By avoiding underwriter status, the selling person is able to sell the securities in reliance on the exemption from registration provided by Section 4(1).

10 The two types of securities are not mutually exclusive. As a result, sales of control securities that also are restricted securities must comply with all five conditions.for) their restricted securities for at least two (2) years and were not affiliates during the three (3) months preceding the sale. If the securities are held by affiliates (and thus are also control securities), then they will continue to be subject to all of the restrictions on sales of control securities.

b.	Gifts.
Bona fide gifts of securities are deemed not to involve sales, so they can be made at any time without regard to the requirements of Rule 144. Donees who receive restricted securities from an affiliate may be subject to the same restrictions under Rule 144 that would have applied to the donor for a period of up to one (1) year following the gift, depending on the circumstances.11

c.	Restrictive Legends.
Although there is no legal requirement to place restrictive legends on share certificates indicating that the securities are subject to transfer restrictions, an issuer may be held liable for aiding and abetting violations of the registration requirements by its shareholders if it does not take reasonable steps to prevent such violations. As a consequence, we recommend that the Company place appropriate legends on certificates relating to restricted securities and control securities.

To prevent inadvertent failures to comply with Rule 144, we also recommend that the Company issue stop-transfer orders to its transfer agent with respect to its restricted and control securities. The Company should work closely with its transfer agent to assure that (i) legended shares are transferred promptly when a lawful sale is affected, and (ii) legends are removed where appropriate.12

D.	Private Sales.

Although affiliates rarely sell securities outside of Rule 144 (except in registered secondary offerings), Rule 144 is not the exclusive means by which affiliates of the Company may resell control shares or restricted securities. Affiliates who are unable to satisfy the applicable requirements of Rule 144 may be able to sell control or restricted securities in a private transaction in reliance on the so-called "Section 4(1-1/2) exemption."

Although there is no statutory provision or SEC rule expressly dealing with private sales, the SEC has acknowledged the availability of the Section 4(1-1/2) exemption but has never articulated its requirements. The available literature on the subject suggests that the exemption is designed to permit a "private placement" of securities by a person other than the issuer of the securities. To rely on this exemption, the seller should comply with the following guidelines: (i) the certificates or other documents delivered against the sale should be those representing the

11 In some cases, such as those involving gifts or bequests, the holding period of another person can be "tacked" to the seller's holding period for computation purposes.

12 For example, it would be appropriate for the Company, upon request, to remove any restrictive legend affixed to certificates representing restricted securities held for more than two (2) years by a person who is not, and during the preceding three (3) months was not, an affiliate of the Company. Legends also may be removed when control securities are transferred to non-affiliates in compliance with Rule 144. securities held for the longest period of time; (ii) the number of purchasers should be kept as small as possible (probably no more than five (5)), and all should sign letters representing that they are purchasers for investment purposes; (iii) potential purchasers should not be contacted through a mass communication or other form of general solicitation; (iv) offerees should be sophisticated investors; and (v) offerees should be furnished current public information about the issuer, similar in scope to the information provided in a registration statement.

Unlike sales under Rule 144, securities sold by affiliates in reliance on the Section 4(11/2) exemption are not freely tradable. Because such securities are considered restricted securities, resale of such securities by the purchaser is subject to the requirements of Rule 144 (including a new two (2) year holding period). Due to the lack of liquidity resulting from the two (2) year holding period requirement, the price the affiliate would obtain for securities sold privately generally should be expected to be considerably less than the price received for freely tradable securities.

E.	.Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC has adopted Regulation M and Rule 10b-18 under the Exchange Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company securities during certain periods while a public offering is taking place. Rule 10b-18 sets forth guidelines for purchases of Company securities by the Company or its affiliates while a share buyback program is occurring. While the guidelines are optional, compliance with them provides immunity from a share manipulation charge. You should consult with the Company if you desire to make purchases of the Company's common shares during any period that the Company is making a public offering or buying shares from the public.

F.	Section 13(d) Requirements.

Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent (5%) of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the shares owned, when coupled with the number of shares subject to options exercisable within sixty (60) days, exceeds the five percent (5%) limit.

1.	Filing Requirements.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten (10) days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent (1%) or more in the percentage of shares beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent (5%) is per se material and must be reported.

2.	Beneficial Ownership.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Exchange Act, a person filing a Schedule 13D may disclaim beneficial ownership of securities under appropriate circumstances.